Exhibit 10.33

Loan Agreement with Jinjiang Branch of Industrial Bank Co., Ltd. (No.:10417199-081209) for RMB10 million

Note: This is a subcontract of General Credit Contract (No.: 10417199-081204), the amount of which is RMB34 million effective from December 4, 2008 to December 3, 2009.

Date:	December 16, 2008

Lender:	Jinjiang Branch of Industrial Bank Co., Ltd., located at Industrial Bank Building, Chongde Road, Qingyang, Jinjiang City

Borrower:	Guanke, located at Xiaban Industrial Park, Shuanggou, Meiling Residential District, Jinjiang City

Amount:	RMB10 million

Term:	12 months from December 10, 2008 to December 9, 2009

Interest rate:	Fixed annual interest rate of 5.58%

Interest repayment:
The interest shall be determined at the 20th day of each month. The borrower shall pay the accrued monthly interest the next day of the interest determination date. The last sum of interest shall be paid at the maturity date of principal

Principal repayment:	The principal of the loan should be paid in full on the maturity date

Security:
The loan is secured by the following security contracts:
1. Maximum Amount Mortgage Contract (No.: gk-20081126002);
2. Individual Security Statement (No.: 10417199-081204DB-1);
3. Individual Security Statement (No.: 10417199-081204DB-2).

Assignment:
The Borrower shall not assign part or all of its obligations under the loan agreement to a third party without the prior written consent of the Lender. The Lender may assign part or all of its rights and securities under the loan agreement to a third party at any time.

Disclosure obligation:
Upon the occurrence of any major transaction or major events and other conditions as described in the loan agreement, the Borrower should disclosure such event in writing to the Lender in a timely manner.

Governing law	Laws of the People’s Republic of China